Exhibit 10.1

Reinsurance Group of America, Incorporated®

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Tony Cheng

[***]

Via e-mail

Dear Tony:

On behalf of the Board of Directors (the “Board”) and Anna Manning, I am delighted to offer you the position of President of Reinsurance Group of America, Incorporated (“RGA”) effective January 4, 2023. As you know, the plan is for you to serve as RGA’s President during 2023 and begin a transition into the role of Chief Executive Officer (“CEO”). The Board expects Anna will retire on December 31, 2023, at which time you will become CEO and President. In the interim, you will continue with your current responsibilities until such time that you and Anna agree on a different structure.

We are also very pleased to offer you a position as a member of the Board to begin January 4, 2023, contingent on approval by the Board. You will transfer to St. Louis, Missouri over the course of your time as President, with an expected relocation by the end of summer 2023.

Here are the details of your two-step offer.

• Annual Salary:	Effective January 4, 2023, your annual salary as a regular full-time employee will be USD $750,000. Your salary will be set in USD and converted to HKD each pay period until such time as you relocate. Upon fully assuming the CEO role, your salary will be increased to USD $950,000, contingent on final review and approval of your compensation package by the Board in the fourth quarter of 2023.

• Annual Bonus Plan:	You will continue to participate in RGA’s Annual Bonus Plan with a target bonus equal to 150% of your annual salary, with an award range of zero to a maximum of two times your bonus target. Your target will be based on the new salary effective January 2023, when new goals will be set for your role as President. Upon fully assuming the CEO role in January 2024, your ABP target will increase to 175% of annual salary, contingent on final review and approval by the Board in the fourth quarter of 2023. As you know, incentive payments are contingent upon applicable plan guidelines, RGA results and Board approval.

• Long-Term Incentive (“LTI”):	You will continue to participate in the LTI program, however, effective with the 2023 grant your target will be a fixed amount rather than a percentage. Your 2023 target will be $2,062,500 (275% of annual salary). Upon fully assuming the CEO role, your LTI target amount will become $5,700,000 (600% of annual salary), contingent on final review and approval by the Board in the fourth quarter of 2023. Your LTI grants will be allocated as approved by the Human Capital & Compensation Committee. As you know, LTI payments are contingent upon applicable plan guidelines, RGA results and Board approval.

16600 Swingley Ridge Road, Chesterfield, Missouri 63017-1706

www.rgare.com

• Benefits & Allowances:	Your benefits, allowances and time-off will remain intact until such time as the move to St. Louis occurs. At the time of your relocation, you will transition to U.S. benefit and retirement programs.

• Existing Employment Agreement	Upon your relocation to St. Louis, Missouri, your employment agreement with RGA Reinsurance Company, Hong Kong Branch, dated December 24, 2008, and any other agreement creating any contractual rights or obligations concerning your employment with RGA or any of its affiliates will terminate.

This offer does not create any contractual rights or obligations concerning your employment. Both you and RGA have the right to terminate employment at will, at any time, with or without cause. RGA reserves the right to modify or terminate any of its benefits and compensation plans, policies, programs, practices, etc., with or without notice.

Tony, congratulations! The Board undertook a thorough and deliberative process to reach the decision to offer you this tremendous opportunity. The Board is fully confident you are the right person to lead RGA in the years ahead, and we are delighted to make this offer to you today.

Kind regards,

/s/ Cliff Eason

Cliff Eason

Chairman of the Board, Reinsurance Group of America, Incorporated

Accepted and effective by Mr. Cheng as of the date listed below:

/s/ Tony Cheng	January 3, 2023
Tony Cheng	Date

16600 Swingley Ridge Road, Chesterfield, Missouri 63017-1706

www.rgare.com